Exhibit 10.27
CHANGE OF CONTROL AGREEMENT
THIS AGREEMENT made effective as of the 6th day of December, 1999.
BETWEEN:
WESTAIM BIOMEDICAL INC., a corporation incorporated under the laws of Delaware,
(the “Corporation”)
AND:
SCOTT H. GILLIS, of the City of Shelton, in the State of Connecticut,
(the “Executive”)
RECITALS:
1.	The Executive is a senior employee of the Corporation and is considered by the Corporation to be a valued employee of the Corporation.

2.	The Corporation recognizes that it is essential and in the best interests of the Corporation and its shareholders that the Corporation retain the continuing dedication of the Executive to his employment.
NOW THEREFORE in consideration of these premises and the mutual covenants herein contained and in consideration of the Executive continuing in the employment of the Corporation (or a Subsidiary or Affiliate of the Corporation), the Corporation and the Executive hereby covenant and agree as follows:
1. Definitions
In this Agreement,

“Affiliate” and “Associate” have the meaning ascribed to such terms in the Business Corporations Act (Alberta) as the same may be amended from time to time and any successor legislation thereto;
“Agreement” means this agreement as it may be amended or supplemented from time to time, and the expressions “hereof, “herein”, “hereto”, “hereunder”, “hereby”, and similar expressions refer to this agreement and, unless otherwise indicated, references to sections are to sections in this agreement;
“Annual Allowance” means the annual allowance in lieu of perquisites payable to the Executive by the Corporation pursuant to the Employment Agreement;
“Annual Base Salary” means the annual base salary payable to the Executive by the Corporation pursuant to the Employment Agreement;
“Annual Compensation on Termination” means the Annual Base Salary and Annual Allowance of the Executive as at the end of the month immediately preceding the month in which any termination of employment to which section 3 hereof applies takes effect;
“Change of Control” means:
(a)	For that period of time that the Executive is employed by a Wholly Owned Subsidiary of The Westaim Corporation, the occurrence of a transaction or series of transactions, either alone or in conjunction with any other events or transactions, as a result of which:
(i)	any Person (other than the Executive or any of his Associates) acquires or becomes the beneficial owner of, or a combination of Persons (not including the Executive or any of his Associates) acting jointly or in concert acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the Voting Securities of The Westaim Corporation, whether through the acquisition of previously issued and outstanding Voting Securities, or of Voting Securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect;

(ii)	more than 50% of the issued and outstanding Voting Securities of The Westaim Corporation become subject to a voting trust in which neither the Executive nor any of his Associates participate; or

(iii)	a majority of the directors of The Westaim Corporation are removed from office at any annual or special meeting of shareholders called for such purpose, and the vacancies created thereby are either (A) not filled by appointments made by the remaining members of the Board, or (B) are filled by nominees proposed by any Person other than the Executive or any of his Associates;
For greater certainty, the foregoing transactions shall not constitute a Change of Control for purposes of this Agreement if the Executive is no longer employed by a Wholly Owned Subsidiary of The Westaim Corporation.
(b)	For that period of time that the Executive is employed by the Employer Subsidiary, the occurrence of a transaction or series of related transactions, the result of which The Westaim Corporation sells, from its holdings, in a private sale or series of private sales, more than 50% of the total outstanding Voting Securities of either the Employer Subsidiary or any Subsidiary of The Westaim Corporation that is the parent (directly or indirectly) of the Employer Subsidiary, (for greater certainty, calculated including all Voting Securities held by The Westaim Corporation and any other Person) to one Person (not including the Executive or any of his Associates) or a group of Persons (not including the Executive or any of his Associates) acting jointly or in concert; PROVIDED HOWEVER for greater certainty, a sale of Voting Securities by way of public offerings or distributions of securities (whether by means of a secondary distribution of the shares of either the Employer Subsidiary or any Subsidiary of The Westaim Corporation that is the parent (directly or indirectly) of the Employer Subsidiary, by The Westaim Corporation or a primary offering of securities by the Employer Subsidiary or any Subsidiary of The Westaim Corporation that is the parent (directly or indirectly) of the Employer Subsidiary, or a combination of both) shall not constitute a Change of Control for purposes of this Agreement.

“Disability” means the mental or physical state of the Executive such that:
(a)	the directors of the Corporation, other than the Executive if he is a director, determine that the Executive has been unable, due to illness, disease, mental disability or similar cause, to fulfil his obligations as an employee of the Corporation either for any consecutive seven (7) month period or for any period of twelve (12) months (whether or not consecutive) in any consecutive twenty-four (24) month period; or

(b)	a court of competent jurisdiction has determined that the Executive is mentally incompetent or incapable of managing his affairs;
and the date on which written notice of any such determination is given to the Executive shall be the effective date of such determination;

“Employer Subsidiary” means the Subsidiary of The Westaim Corporation which employs the Executive, which as of the date hereof is the Corporation;

“Employment Agreement” means the employment agreement dated concurrently with the date of this Agreement between the Executive and the Corporation with respect to the terms and conditions of the Executive’s employment by the Corporation, and any amendment or supplement thereto or any agreement in replacement thereof;

“Just Cause” has the meaning ascribed to such term in the Employment Agreement;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government;

“Subsidiary” in respect of a body corporate, means that it is a subsidiary of another body corporate if that other body corporate owns, directly or indirectly, more than 50% of its Voting Securities;

“Voting Securities” means any securities of the Corporation or a Subsidiary ordinarily carrying the right to vote at elections of directors and any securities immediately convertible into or exchangeable for such securities; and

“Wholly Owned Subsidiary” in respect of a body corporate, means that it is a wholly owned subsidiary of another body corporate if that other body corporate owns, directly or indirectly, 100% of its Voting Securities, excluding however any Voting Securities acquired by employees of the body corporate as a result of the exercise of options to purchase Voting Securities granted to such employees by the body corporate.

2.	Scope of Agreement

The parties hereto intend that this Agreement set out their respective rights and obligations on the termination of employment of the Executive subsequent to a Change of Control, other than as a result of the death or Disability of the Executive. This Agreement does not purport to provide for any other terms of the Executive’s employment with the Corporation and creates no rights or obligations of the parties hereto prior to a Change of Control. In the event of a Change of Control, then the provisions of this Agreement shall govern and supersede any provision of the Employment Agreement to the contrary. Except to the extent that the Employment Agreement is superseded by this Agreement in accordance with the foregoing, the Employment Agreement shall continue to govern the other terms of the Executive’s employment by the Corporation in the event of a Change of Control of the Corporation.

3.	Termination of Employment

If there is a Change of Control, the Executive may, at any time within ninety (90) days of learning of the same, give notice to the Corporation that he is leaving its employment, effective immediately. If the Executive terminates employment in accordance with the foregoing right, or if the Executive’s employment is terminated for any other reason by the Corporation within ninety (90) days after a Change of Control, other than as a result of Just Cause or the death or Disability of the Executive, then in each case the Executive shall be entitled to be paid and to receive from the Corporation the amounts and benefits provided in section 4 hereof upon such termination. In addition, in the event that the

Executive is terminated without Just Cause or other than as a result of death or Disability within ninety (90) days prior to the occurrence of a Change of Control, such termination shall, upon the occurrence of a Change of Control, be deemed to be governed by this Agreement and the Executive shall be entitled to the amounts provided under section 4 hereof reduced by any amounts otherwise received in lieu of notice in connection with his termination of employment.

4.	Compensation Upon Termination

If the Executive’s employment is terminated by the Executive or by the Corporation in the circumstances described in section 3 hereof, the following provisions shall apply:
(a)	the Executive shall be entitled to receive, and the Corporation shall pay to the Executive or as the Executive may direct, promptly, but in no event later than the 30th day following the date of termination, a lump sum cash amount equal to the Annual Compensation on Termination less any required statutory deductions;

(b)	the Executive shall be entitled to receive the same benefits (if any) from the Corporation as he was receiving at the time of termination of employment, and remain on the Corporation’s benefit plans for the first to occur of:
(i)	a period of twelve (12) months following termination; or

(ii)	the day when the Executive commences employment with a new employer and is eligible to receive benefits from such new employer; and
(c)	the Executive shall be entitled to receive reimbursement of expenses relating to outplacement services, to a maximum of $10,000, payable immediately upon submission of receipts for such services, provided that such expenses are incurred by the Executive within twelve (12) months of termination of employment.

5.	No Obligation to Mitigate

The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer after termination or otherwise.

6.	Binding on Successors

This Agreement shall enure to the benefit of and be enforceable by the Executive’s heirs, executors, estate trustees, successors or legal representatives but otherwise it is not assignable.

7.	Expenses

The Corporation agrees to pay all reasonable legal fees and expenses incurred by the Executive in reasonably seeking to obtain or enforce any right or benefit provided by this Agreement, if the Executive is substantially successful in such obtaining or enforcement.

8.	Entire Agreement

This Agreement, together with the Employment Agreement, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof. No amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. For greater certainty, this Agreement supersedes and replaces the section titled “Change of Control” of the offer of employment letter dated November 1, 1999 made by The Westaim Corporation to the Executive.

9.	Severability

If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the offending provision(s) shall be read down to the extent necessary to make it or them valid and enforceable or, if not capable of being so read down, shall be severed from the balance of this Agreement and the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by the offending provision(s), provided that the Agreement remains substantially capable of performance without adversely affecting the rights of the parties.

10.	Confidential Information

The Executive agrees to keep confidential all information of a confidential or proprietary nature concerning the Corporation, its Subsidiaries, Associates and Affiliates and their respective operations, assets, finances, business and affairs and further agrees not to use such information for personal advantage, provided that nothing herein shall prevent disclosure of information which is in the public domain or which is required to be disclosed under appropriate statutes, rules of law or legal process.

11.	Governing Law

This Agreement shall be governed and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

12.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication (if, in the case of the Executive, a facsimile number has been provided or other electronic communication can be received in hard copy form at his address for notice) or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth business day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the business day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:
(a)	if to the Executive to the most current address of the Executive shown in the records of the Corporation or in any notice to the Corporation by the Executive, which address as of the date of this Agreement is:

154 High Hill Shelton, CT 06484 USA

(b)	if to the Corporation:

Suite 1010, 144 – 4th Avenue S.W. Calgary, Alberta T2P 3N4 Canada

Attention:	Senior Vice President, General Counsel and Corporate Secretary

Telecopier No.:	(403) 237-8181
13.	Counterparts

This Agreement may be signed in counterparts and by facsimile transmission and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

14.	Copy of Agreement

The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

     IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Agreement.

WESTAIM BIOMEDICAL INC.
By:	Illegible

By:	Illegible

WITNESS:	) ) )	/s/ Scott H. Gillis

	)	SCOTT H. GILLIS